[Drinker Biddle & Reath LLP Letterhead]

December 16, 2014
Workiva Inc.
2900 University Blvd
Ames, IA 50010

Re:	Securities Being Registered under Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Workiva Inc., a Delaware corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to an aggregate of 10,064,750 shares (the “Shares”) of Class A common stock, $0.001 par value per share (“Class A Common Stock”), of the Company, that may be issued pursuant to the Company’s Amended and Restated 2009 Unit Incentive Plan and 2014 Equity Incentive Plan (collectively, the “Plans”).
We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including the Registration Statement and the forms of the Plans filed as exhibits thereto.

For purposes of this opinion, we have assumed the authenticity of documents submitted to us as originals, the conformity to authentic originals of documents submitted to us as copies and the accuracy and completeness of all corporate records and other documents made available to us by the Company. We have also assumed the legal capacity of all natural persons and the genuineness of signatures. We have not independently established or verified any facts relevant to the opinion expressed herein, but have relied as to factual matters upon certificates of public officials and statements and representations of officers and other representatives of the Company.
This opinion is limited to the General Corporation Law of the State of Delaware. We express no opinion as to matters relating to securities or blue sky laws of any jurisdiction or any rules or regulations thereunder. For purposes of this opinion, we have assumed that a sufficient number of authorized but unissued shares of the Class A Common Stock will be available for issuance pursuant to the Plans when the Shares are issued.
Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Plans, will be validly issued, fully paid and nonassessable.
We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is given as of the date hereof, and we assume no responsibility for updating this opinion to take into account any event, action, interpretation or change in law occurring subsequent to the date hereof that may affect the validity of any of the opinions expressed herein.
This opinion is furnished to you in connection with the filing of the Registration Statement. It is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

Very truly yours,

/s/ Drinker Biddle & Reath LLP